Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(1331 L Street, N.W.

Washington, D.C.)

By and Between

1331 L Street LLC

(as Seller)

and

1331 L STREET HOLDINGS, LLC

(as Purchaser)

TABLE OF CONTENTS

1.	Definitions.	1
2.	Sale of The Property.	6
2.1	Agreement of Sale and Purchase.	6
2.2	“As Is, Where Is”.	6
3.	Matters to Which the Sale is Subject.	6
4.	Purchase Price and Payment.	7
4.1	Amount.	7
4.2	Deposit.	7
4.3	Payment.	7
4.4	Disposition of Deposit.	7
4.5	Interpleader.	8
4.6	Escrow Agent as Stakeholder.	8
4.7	Escrow Agent to Acknowledge Agreement.	8
5.	Closing Adjustments and Prorations.	8
5.1	General.	8
5.2	Rent.	8
5.3	Taxes and Assessments.	9
5.4	Operating Expenses and Ground Rent.	10
5.5	Security Deposits.	11
5.6	Utility Deposits.	11
5.7	Leasing Costs.	11
5.8	Final Closing Adjustment.	11
6.	Closing Date and Costs.	12
6.1	Closing Date.	12
6.2	Transfer and Recordation Taxes and Closing Costs.	13
7.	Closing Documents.	13
7.1	Seller’s Deliveries.	13
7.2	Purchaser’s Deliveries.	14
7.3	Delivery in Escrow.	15
8.	Obligations Pending Closing.	15
8.1	Continued Care and Maintenance.	15
8.2	Leasing of the Property.	15
8.3	Service Contracts.	16
8.4	Operating Records.	16
8.5	Affirmative Covenants.	16
8.6	Negative Covenants.	17
8.7	Recertification of Studies.	18
9.	Inspection Period.	18
9.1	Due Diligence Materials.	18
9.2	Investigation and Inspection.	18
9.3	Environmental Studies.	19
9.4	Indemnification.	19
9.5	Title or Survey Exceptions.	19
10.	Conditions of Closing.	20
10.1	Estoppel Certificates.	20
10.2	Encumbrances Subsequent to Inspection Period.	21
10.3	General Conditions of Purchaser.	21
10.4	General Conditions of Seller.	22

11.	Brokerage.	22
12.	Risk of Casualty.	23
13.	Notices and Other Communications.	23
13.1	Manner of Giving Notice.	23
13.2	Addresses for Notices.	23
13.3	E-Mail.	25
14.	Default and Remedies.	25
14.1	Seller’s Default.	25
14.2	Purchaser’s Default.	25
14.3	Indemnity Provisions.	26
15.	Environmental Condition.	26
15.1	Existing Reports.	26
15.2	Permitted Usage.	26
15.3	“As Is”.	26
16.	Seller’s Representations and Warranties.	27
16.1	Representations and Warranties Regarding Authority and Status.	27
16.2	Representations and Warranties Regarding Property and Legal Matters.	28
16.3	Representations and Warranties Regarding Leases, Contracts, and Other Documents.	28
17.	Seller’s Disclosures.	30
17.1	Soil Disclosure.	30
17.2	Underground Storage Tank Disclosure.	31
18.	Third Party Beneficiaries.	31
19.	Further Assurances.	31
20.	No Assignment.	31
21.	Purchaser’s Authority.	31
22.	Confidentiality.	32
23.	Assumption or Cancellation of Service Contracts.	33
24.	Miscellaneous.	33
24.1	Captions and Execution.	33
24.2	Press Release.	33
24.3	Amendment and Merger.	33
24.4	Binding.	33
24.5	Governing Law; Venue and Limitation Date.	33
24.6	Entire Agreement.	34
24.7	Time of Essence.	34
24.8	No Waiver.	34
24.9	Partial Invalidity.	34
24.10	Exclusive Rights.	34
24.11	No Offer or Binding Contract.	34
24.12	Counterparts.	34
24.13	Joint and Several Liability.	34
24.14	Jury Waiver.	35

TABLE

OF

SCHEDULES AND EXHIBITS
Schedules
A           Legal Description
B           List of Leases
C           Operating Statement
D           Service Contracts
E           Pending Litigation
F           Existing Environmental Reports
G           Licenses
H           Specific Permitted Encumbrances
I           Rent Roll
J           Personal Property
Exhibits
A           Form of Assignment and Assumption of Ground Lease
B           Form of Bill of Sale
C           Form of Assignment and Assumption of Leases and Service Contracts
D           Form of Assignment of Intangible Property and Warranties
E           Form of Notice to Tenants
F           Form of FIRPTA Affidavit
G           Form of Title Affidavit
H           Form of Ground Lease Estoppel Certificate
I           Form of Underground Storage Tank Disclosure
J           Form of Second Amendment
K           Form of Tenant Estoppel

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of January, 2010 (the “Effective Date”), by and between (i) 1331 L Street LLC, a Delaware limited liability company (sometimes referred to as “Seller” or “Ground Lessee”), and (ii) 1331 L Street Holdings, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.           Seller owns a certain ground leasehold and the improvements thereon, commonly known as 1331 L Street, N.W., Washington, D.C.

B.           Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Property (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

The terms defined in this Section 1 shall have the respective meanings stated in this Section 1 for all purposes of this Agreement.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Section 1 include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles; (iii) references herein to “Sections” and other subdivisions without reference to a document are to designated Sections and other subdivisions of this Agreement; (iv) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (v) the words “herein”, “hereof’, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vi) the word “including” means “including, but not limited to.”

Additional Rent shall mean all reimbursements of Operating Expenses, reimbursements of real estate taxes, insurance and other cost reimbursements payable by Tenants to Seller, as landlord, under their Leases.

Affiliate shall mean with respect to any entity, any natural person or firm, corporation, partnership, limited liability company, association, trust or other entity which controls, is controlled by, or is under common control with, the subject entity; a natural person or entity which controls an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract or otherwise.

Amendment shall have the meaning set forth in Section 8.2.

Approved Leases shall have the meaning set forth in Section 8.2.

Basic Rent shall mean all base rent or basic rent payable in fixed installments and fixed amounts for stated periods by Tenants under their Leases.

Broker shall mean and refer to Holliday, Fenoglio Fowler, LP.

Building shall mean the building and structures now erected or situated upon the Land, including all improvements and fixtures, appurtenant to or used in connection therewith, which are owned by Seller on the Effective Date and any interest of Seller in and to alterations and installations in the building and structures which may now or hereafter, by lease or operation of law, become the property of Seller.

Business Day shall mean those days of the week which are not a Saturday, Sunday or a federal holiday.

Closing shall have the meaning set forth in Section 4.3.

Closing Date shall mean February 11, 2010, or such earlier date as may be mutually agreed to by the parties.

Closing Statement shall have the meaning set forth in Section 5.1.

Delinquent Rent shall mean rent which is due and payable by a Tenant on or before the Closing Date but which has not been paid by the Closing Date.

Deposit shall mean the sum of Four Million Dollars ($4,000,000.00), together with interest earned thereon as provided in Section 4.2.

Due Diligence Materials shall mean the material supplied by Seller pursuant to Section 9.1 hereof.

Effective Date shall be the date set forth in the preamble to this Agreement.

Elevator Contract shall mean that certain National Elevator Maintenance Agreement dated January 10, 2006 by and between Transwestern (on behalf of Seller) and Otis Elevator Company.

End of the Inspection Period shall mean the earlier of (i) February 1, 2010; or (ii) the date Purchaser waives its termination rights under Sections 9.2 and 9.5 hereof.

Environmental Laws shall refer to all federal, state and local laws, ordinances or regulations governing Hazardous Materials.

Environmental Studies shall have the meaning set forth in Section 9.3.

Escrow Agent shall mean Old Republic National Commercial Title Services, 1667 K Street, N.W., Suite 610, Washington, D.C.  20006-1652, Attention Christopher Naughten, Esq, Tel: (202)296-3901, Ext. 2; Fax: (202) 595-0207.

Estoppel shall have the meaning set forth in Section 10.1.

Existing Environmental Reports shall have the meaning set forth in Section 9.1.

Final Closing Adjustment shall have the meaning set forth in Section 5.8.

Ground Lease shall mean that certain Lease dated February 15, 1989 by and between 1331 L Street LLC, a Delaware limited liability company (as successor-in-interest by multiple assignments, “Ground Lessee”) and Manger 8-10-34 Trust Partners LLC, a District of Columbia limited liability company (as successor-in-interest to Julius Manger, Jr. and William M. Manger, as Successor Trustees under the several Trusts created by Declaration of Trust dated August 10, 1934, between Julius Manger, Grantor and Julius Manger, Trustee) (the "Ground Lessor") for the Land located at 1331 L Street, N.W., Washington, D.C., as amended and supplemented by (i) Rider to Lease dated February 15, 1989, (ii) Letter Agreement dated May 8, 1992 from Charles A. Camalier, III, Esquire, on behalf of Ground Lessee, to Noah P. Rosoff, Esquire, on behalf of Ground Lessor, as agreed to and accepted by Ground Lessor, (iii) a side letter (regarding Ground Lessee's indemnity obligations) dated November 9, 2006, (iv) that certain First Amendment to Lease dated November 27, 2006 by and between Ground Lessee and Ground Lessor, and (v) that certain Second Amendment to Lease dated July 15, 2009 by and between Ground Lessee and Ground Lessor.

Ground Lessor shall mean Manger 8-10-34 Trust Partners LLC, or its successor in interest.

Hazardous Materials shall have the meaning set forth in Section 15.1. Inspection Period shall have the meaning set forth in Section 9.2.

Intangible Property shall mean the contract rights, licenses, permits, certificates of occupancy, rights to use trademarks, trade names (including, but not limited to the name "1331 L Street" and all derivations thereof), logos, designs, graphics or artwork, architectural drawings and as-built plans, licenses, approvals, certificates, certificates of occupancy, governmental approvals, proceeds under insurance policies or condemnation proceeds, site plans variances, and all similar items owned by Seller and used in connection with the development of, construction of, or use and operation of the Property.

Land shall mean that certain parcel of land described in Schedule A in which Seller holds a leasehold interest pursuant to the Ground Lease.

Lease Schedule shall refer to Schedule B.

Leases shall mean those leases and subleases of space for portions of the Building in existence on the Effective Date which are listed on Schedule B attached hereto, together with any Approved Leases executed after the Effective Date.

Lease Activity Notice shall have the meaning set forth in Section 8.2.

Leasing Agreement shall refer to that certain Exclusive Leasing Agreement dated July 1, 2008, as amended, between Seller and Transwestern Carey Winston, LLC ("Transwestern").

Leasing Costs shall mean for a particular Lease (i) all leasing commissions due to brokers due in connection with a Lease, and (ii) the cost of any obligation of Landlord under the Lease to perform or pay for tenant improvements, improvement allowances or other concessions and legal fees.

Licenses shall have the meaning set forth in Section 8.5(e). The Licenses are identified on Schedule G.

Litigation and Litigation Schedule shall have the meaning set forth in Section 16.2(f). Limitation Date shall have the meaning set forth in Section 24.5 hereof.

Management Agreement shall mean that certain Management Agreement dated February 22, 2008, between Seller and Transwestern, as amended by that certain First Amendment to Property Management Agreement dated February 27, 2009.

MBA shall mean the Mortgage Bankers Association, an Illinois not for profit corporation.

MBA’s NDA shall mean that certain Nondisturbance and Attornment Agreement dated July 15, 2009 by and between Ground Lessor and MBA.

New Lease shall have the meaning set forth in Section 8.2.

Objections shall have the meaning set forth in Section 9.5.

Operating Expenses shall mean all costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Property, including electricity, gas, water, sewer and other utility charges, common area maintenance charges, vault charges, personal property taxes, periodic charges payable under Service Contracts, but not including any costs, expenses, charges or fees which are the direct responsibility of a Tenant under a Lease.

Operating Statement shall mean the rent roll, budgets, delinquency reports, aging analyses and other information attached or listed on Schedule C.

Other Seller Interests shall mean all of the right, title and interest of Seller pertaining to the Land, including all appurtenances thereunto belonging or in any way appertaining, including the following:

(a)           all of the right, title and interest of Seller in and to any easements, grants of right or other agreements affecting the Property or comprising the Permitted Encumbrances, including any structures or improvements erected pursuant to such easements, grants of right or other agreements whether or not situated upon the Land;

(b)           all of the right, title and interest of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Property, to the center line thereof, and to any strips or gores adjoining the Property or any part thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof, and in and to any unpaid award for damages to the Property by reason of change of grade of any street; and

(c)           all of the right, title and interest of Seller in and to any mineral and water rights, if any.

Permitted Encumbrances shall mean (a) zoning and building ordinances and land use regulations, Environmental Laws, and other legal requirements that apply to the Property; (b) the lien of taxes and assessments not yet due and payable; (c) any exceptions caused by Purchaser, its agents, representatives, employees or its contractors; (d) the rights of the Tenants under the Leases as tenants only and without rights of purchase; (e) matters identified on Schedule H; (f) the Second Amendment; and (g) any matters deemed to constitute Permitted Encumbrances under Section 9.5.

Personal Property shall mean (i) all tangible personal property located in the Building and the Land that is owned by Seller and used in the operation of the Building and the Land, including, without limitation, (a) all maintenance equipment and tools, and (b) the property identified in Schedule J (which Seller believes to be a reasonably complete list as of the Effective Date) and (ii) all mechanical systems and equipment comprising a part of the

Building.  Without limiting the generality of the foregoing, Seller, and MBA (as evidenced by its execution of this Agreement), agree that the following equipment shall be considered included in the Personal Property conveyed to Purchaser as part of the Property at no additional cost, whether same is owned by Seller or MBA and whether or not same is identified in Schedule J: (i) the generator servicing the Building (described as Generac SD275-K361 in the Kelly Generator & Equipment maintenance contract), (ii) the 300 kw Generac Diesel engine-driven generator servicing the MBA leased space, (iii) all automatic transfer switches, fuel pumps, and fuel oil tanks associated with said two generators, and (iv) a self contained supplemental McQuay air conditioning system that provides cooling for the existing MBA data center in the Building, including all ducting, sensors, fan, pumps and air handlers.

Property shall collectively mean the Land, the Site Improvements, the Building, the Personal Property, all of Seller’s right, title and interest in and to the Leases and Licenses, the Intangible Property and the Other Seller Interests.

Purchase Price shall mean the purchase price for the Property specified in Section 4.1.

Purchaser Response shall have the meaning set forth in Section 9.5.

Renewal shall have the meaning set forth in Section 8.2.

Second Amendment shall mean that certain Second Amendment to Office Lease Agreement between Purchaser and MBA that will be executed at the Closing.

Security Deposits shall mean all security deposits, access card or key deposits and other deposits (including any interest accrued thereon in accordance with the terms of the Tenants’ Leases) relating to space within the Building held by Seller under Leases.

Seller Response shall have the meaning set forth in Section 9.5.

Service Contracts shall mean all of the service, operation, maintenance, labor and similar agreements entered into by Seller in respect of the Property which are described in Schedule D.

Site Improvements shall mean all of the parking lots, driveway pavings, access cuts, parking lot striping, lighting, bumpers, drainage systems and landscaping situated upon the Land.

SNDA shall have the meaning set forth in Section 10.1.

Survey shall have the meaning set forth in Section 9.5.

Tenant shall mean the holder of any right to occupy, possess, or use all or any part of the Property pursuant to a Lease.

Tenant’s Fiscal Year shall have the meaning set forth in Section 5.2(b).

Title Commitment shall have the meaning set forth in Section 9.5.

Title Company shall mean Old Republic National Title Insurance Company, or such other nationally recognized title insurance company selected by Purchaser.

Title Policy shall have the meaning set forth in Section 10.3(c).

Underground Storage Tank Disclosure shall have the meaning set forth in Section 17.2.

2. Sale of The Property.

2.1 Agreement of Sale and Purchase.    Upon and subject to the terms and conditions contained in this Agreement, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.

2.2 “As Is, Where Is”.

   This Agreement reflects the mutual agreement of Seller and Purchaser.  Other than the matters specifically set forth in this Agreement, which by the terms of this Agreement survive Closing, Purchaser will, upon the Closing, be deemed to have not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or any of Seller’s agents or representatives.  Except to the extent set forth in Sections 8.1, 8.5, 8.6, 15 and 16 of this Agreement, Seller specifically disclaims, and neither it nor any of its Affiliates nor any advisor, consultant or employee of Seller is making, any representation, warranty or assurance whatsoever to Purchaser, and no warranties or representations of any kind or character, either express or implied, are made by Seller or relied upon by Purchaser with respect to the status of title to or the maintenance, repair, condition, design or marketability of the Property, or any portion thereof, including, but not limited to, (a) any implied or express warranty of merchantability, (b) any implied or express warranty of fitness for a particular purpose, (c) any implied or express warranty of conformity to models or samples of materials, (d) any rights of Purchaser under appropriate statutes to claim diminution of consideration, (e) any claim by Purchaser for damages because of defects, whether known or unknown, with respect to the improvements or the personal property, (f) the financial condition or prospects of the Property, and (g) the compliance or lack thereof of the Property with governmental regulations.  Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of its advisors in purchasing the Property.  Prior to the Closing, Purchaser will conduct and may conduct such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deemed necessary, including, but not limited to, the physical and environmental conditions thereof, and upon the Closing, will rely upon same and not upon any statements of Seller (excluding the limited matters represented by Seller in Sections 8.1, 8.5, 8.6, 15 and 16 of this Agreement) or of any Affiliate, officer, director, employee, agent or attorney of Seller.  Purchaser acknowledges and agrees that upon Closing, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, “as is”, “where is”, and “with all faults” except as may otherwise be specifically provided in Sections 8.1, 8.5, 8.6, 15 and 16 of this Agreement.  The terms and conditions of this Section 2.2 will expressly survive the Closing, will not merge with the provisions of any closing documents, and will survive the recordation of the Deed.

3. Matters to Which the Sale is Subject.

   The sale of the Property shall be subject to each and all of the following:

(a) the Permitted Encumbrances;

(b) the Ground Lease; and

(c) the Service Contracts and any other agreements that affect the Property, which Purchaser may elect, in its sole discretion, to assume in writing.

4. Purchase Price and Payment.

4.1 Amount.    Subject to the adjustments and prorations contemplated by this Agreement, the purchase price for the Property shall be the sum of Forty One Million Two Hundred Fifty Thousand Dollar($41,250,000) (the “Purchase Price”), which shall be payable all in cash at the Closing.

4.2 Deposit.    Within three (3) Business Days after the End of the Inspection Period (and provided Purchaser has not elected by written notice to terminate this Agreement as provided in Sections 9.2 or 9.5), Purchaser shall place the Deposit in escrow with the Escrow Agent.  The Deposit shall be held by the Escrow Agent pursuant to the express provisions of this Agreement.  Escrow Agent shall promptly after receipt invest the Deposit in an interest-bearing account in a federally insured commercial bank acceptable to both Purchaser and Seller.  The failure of the Purchaser to post the Deposit as and when required hereunder shall be deemed an election by Purchaser to terminate this Agreement pursuant to Section 9.2 hereof at the End of the Inspection Period.

4.3 Payment.    On the Closing Date, Purchaser shall pay the Purchase Price to, or for the account of, Seller in the manner provided for in this Section 4.3, subject to the adjustments and prorations set forth in this Agreement.  On or before noon on the Closing Date, Purchaser shall effect a wire transfer of federal funds to the Escrow Agent’s designated escrow account in an amount equal to the result obtained by subtracting from (A) the sum of (i) the Purchase Price and (ii) the net amount (if any) of the costs, expenses, prorations and adjustments payable by Purchaser under this Agreement, (B) the sum of (i) the net amount (if any) of the costs, expenses, prorations and adjustments payable to Purchaser under this Agreement, and (ii) the Deposit.  After the Escrow Agent’s receipt of the wire transfer of funds and immediately following (i) the recordation of the Ground Lease Assignment (as hereinafter defined), (ii) the issuance of the Title Policy to Purchaser and (iii) the disbursement by the Escrow Agent to Seller of an amount equal to the Purchase Price (including as a part of the Purchase Price, the Deposit) reduced by the net amount of the costs, expenses, prorations and adjustments payable by Seller under this Agreement (the “Closing”), the Escrow Agent shall (1) deliver to Purchaser all documents and instruments received by Escrow Agent which, in accordance with the terms of this Agreement, are to be delivered by Seller to Purchaser at the closing of the purchase; and (2) deliver to Seller all documents and instruments received by Escrow Agent which, in accordance with the terms of this Agreement, are to be delivered by Purchaser to Seller at the Closing.  Notwithstanding anything to the contrary herein, the Escrow Agent shall not record the Ground Lease Assignment until such time as it is prepared to disburse to Seller on the Closing Date the amount specified in the immediately preceding sentence, and issue to Purchaser the Title Policy.

4.4 Disposition of Deposit.    If this Agreement is terminated pursuant to Section 14 and thereafter either Seller or Purchaser makes a demand on the Escrow Agent for the return of the Deposit (if the demand is made by Purchaser) or for the payment of the Deposit (if the demand is made by Seller), the party making such demand and the Escrow Agent shall give notice of such demand to the other party.  If the Escrow Agent does not receive an objection from the other party to the proposed payment or return of the Deposit within five (5) Business Days after the giving of such notice, the Escrow Agent shall pay the Deposit to the party making the demand.  If the Escrow Agent receives an objection from the other party within the five (5) Business Day period, the Escrow Agent shall continue to hold the Deposit until otherwise directed by instructions from Seller and Purchaser or until otherwise directed by a court of competent jurisdiction.  Until the End of the Inspection Period, the provisions of Sections 9.2 and 9.5, and not the provisions of this Section 4.4, shall control the disposition of the Deposit.  The provisions of this Section 4.4 shall also not apply to other provisions of this Agreement which grant the Purchaser the right to terminate this Agreement and receive a refund of the Deposit.

4.5 Interpleader.    In the event of a dispute concerning the disposition of the Deposit, the Escrow Agent shall have the right, at any time, to deposit any cash funds held by it under this Agreement with the clerk of the court having jurisdiction.  The Escrow Agent shall give notice of such deposit to Seller and Purchaser.  Upon such deposit, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Until the End of the Inspection Period, the provisions of Sections 9.2 and 9.5 and not the provisions of this Section 4.5 shall control the disposition of the Deposit.  The provisions of this Section 4.5 shall also not apply to other provisions of this Agreement which grant the Purchaser the right to terminate this Agreement and receive a refund of the Deposit.

4.6 Escrow Agent as Stakeholder.    The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience; that the Escrow Agent shall not be deemed to be the agent of either of the parties; and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence.  Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims, and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by the Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.

4.7 Escrow Agent to Acknowledge Agreement.   The Escrow Agent shall acknowledge its agreement to the provisions of this Agreement by executing this Agreement in the space provided below.

5. Closing Adjustments and Prorations.

5.1 General.    All rentals, revenues and other income generated by the Property and all utilities, real estate taxes, maintenance charges and other Operating Expenses incurred in connection with the ownership, management and operation of the Property shall be paid or shall be prorated between Seller and Purchaser in accordance with the provisions of this Section 5.  For purposes of the prorations and adjustments to be made pursuant to this Section 5, Purchaser shall be deemed to own the Property as of the Closing Date and therefore be entitled to any revenues and be responsible for any expenses for the entire day upon which the Closing occurs.  Any apportionments and prorations which are not expressly provided for in this Section 5 shall be made in accordance with the customary practice in the District of Columbia.  Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 5 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income and revenue therefrom accruing through midnight of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income and revenue accruing thereafter.  Seller and Purchaser shall cause their respective accountants to prepare a schedule of prorations (the “Closing Statement”) at least three (3) Business Days before the Closing Date.  Any net adjustment in favor of Purchaser shall be credited against the Purchase Price at the Closing.  Any net adjustment in favor of Seller shall be paid in cash at the Closing by Purchaser to Seller.

5.2 Rent.   Rent shall be prorated at the Closing in accordance with the following provisions:

(a) Basic Rent and Other Revenues.  Subject to Section 5.2(c), Basic Rent and other revenues (including, without limitation, percentage rents) shall be prorated between Seller and Purchaser as of the Closing Date based on the actual number of days in the month during which the Closing Date occurs.  Seller shall be entitled to all Basic Rent and other revenues which are due and payable under the Leases before the Closing Date and Purchaser shall be entitled to all Basic Rent and other revenues which are due and payable under the Leases on and after the Closing Date.  Accordingly, Purchaser shall be credited with an amount equal to all prepaid rentals for periods after the Closing Date.

(b) Additional Rent.  Subject to Section 5.2(c), monthly or other payments made by Tenants in advance based upon projected or estimated Additional Rent shall be prorated between Seller and Purchaser as of the Closing Date based on the actual number of days in the month or other period for which the advance payment is made.  Such proration shall be made separately for each Tenant which is obligated to pay Additional Rent on the basis of the fiscal year set forth in the Tenant’s Lease for the determination and payment of Additional Rent (the “Tenant’s Fiscal Year”).  Since all Tenants who are obligated to pay Additional Rent are on a fiscal year ending September 30 for Additional Rent purposes, such prorations shall be made separately for each such Tenant on the basis of the fiscal year ending 9/30/09 (the “Current Fiscal Year”).

(c) Delinquent Rent.  Delinquent Rent shall not be prorated at Closing and shall be paid by Purchaser to Seller if, as, and when actually collected by Purchaser after the Closing.  For purposes hereof, Percentage Rent for all periods prior to the Closing Date but not received by the Closing Date shall be treated in the same manner as Delinquent Rent under this Section 5.2(c).  It is understood and agreed that Purchaser shall be obligated to use its commercially reasonable efforts to collect Delinquent Rent on behalf of Seller (including, without limitation, sending notices of default under the applicable lease), but is under no obligation to initiate any legal proceeding to collect the Delinquent Rent, evict the Tenant who is delinquent, or terminate the Tenant’s lease.  In the event that Seller, prior to the Closing, has initiated an action for Delinquent Rent, then, at Purchaser’s option, Seller will, at the Closing, assign its rights in such action to Purchaser who will thereafter prosecute the same on behalf of Seller, and the legal fees incurred by Purchaser in prosecuting such action shall be borne by Purchaser and Seller in the same proportion as the parties share any recovery of Delinquent Rent pursuant to the next sentence of this Section 5.2(c).  Delinquent Rent collected by Purchaser after the Closing Date (less any collection costs incurred by Purchaser), for periods prior to the Closing Date, shall be applied first to any other unpaid Delinquent Rent accruing after the Closing Date, current rents, and then any sums remaining to Delinquent Rent owing prior to the Closing Date.  Base Rent or Additional Rent collected after the Closing Date (less any collection costs incurred by Purchaser) shall be applied to the sums then currently due and owing from Tenant under the Lease for all periods accruing after the Closing Date and then any sums remaining to Delinquent Rent.

5.3 Taxes and Assessments.

(a) Proration of Taxes at Closing.  All non-delinquent real estate taxes assessed against the Property shall be prorated between Seller and Purchaser, based upon the actual current tax bill.  If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the real estate taxes at the Closing by applying the most recent tax assessment rate established by the District of Columbia to the latest assessed valuation established by the District of Columbia for tax purposes (which may be from a notice of assessment or the most recent tax bill), and shall reprorate the real estate taxes retroactively at the Final Closing Adjustment.  All real estate taxes accruing before the Closing Date (no matter when assessed or levied) shall be the obligation of Seller and all real estate taxes accruing on and after the Closing Date shall be the obligation of Purchaser.  Any delinquent real estate taxes assessed against the Property shall be paid (together with any interest and penalties) by Seller at the Closing.

(b) Post-Closing Supplemental Taxes.  If, after the Closing Date, any additional or supplemental real estate taxes are assessed against the Property by reason of back assessments, corrections of previous tax bills or other events occurring before the Closing Date, Seller and Purchaser shall reprorate the real estate taxes at the Final Closing Adjustment using the method set forth in Section 5.3(a).

(c) Post-Closing Refunds of Taxes.  The parties acknowledge that there is presently pending a real estate tax appeal for Tax Year 2010 (“Pending Tax Appeal”), filed on behalf of Seller by Wilkes Artis, Chartered (“WA”), pursuant to an engagement letter dated March 30, 2009 (the “Engagement Letter”), the terms of which are incorporated herein by reference.  At Closing, Seller will assign to Purchaser, and Purchaser will assume from Seller, all rights and responsibilities under the Engagement Letter, including responsibility for any costs and fees payable thereunder.  Seller shall be responsible for notifying WA of the sale, in accordance with the terms of the Engagement Letter.  Before and after Closing, Seller will deliver to WA any information or documentation requested by WA in connection with the Pending Tax Appeal which is Seller’s possession or control.  If the Pending Tax Appeal (or any other prior tax appeals) is successful, any refunds of real estate taxes made to Purchaser after the Closing shall first be applied to the unreimbursed costs of WA, Purchaser and Seller incurred in obtaining the refund, then paid to any Tenants who are entitled to the same, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) within ten (10) days of Purchaser’s receipt of such refund and to Purchaser (for the period commencing on and after the Closing Date).  If the Pending Tax Appeal is unsuccessful, Purchaser and Seller shall reprorate the out-of-pocket costs they incurred in the same ratio.

5.4 Operating Expenses and Ground Rent.  All Operating Expenses shall be prorated between Seller and Purchaser as of the Closing Date, based on the actual number of days in the month during which the Closing Date occurs for monthly expenses, and based on a 365-day year for annual expenses.  For purposes of this Section, Net Annual Rent under the Ground Lease, which is payable in advance in equal monthly installments, shall be treated as an Operating Expense.  Seller shall be responsible for all Operating Expenses attributable to the period before the Closing Date and Purchaser shall be responsible for all Operating Expenses attributable to the period on and after the Closing Date.  To the extent commercially reasonable and practicable, Seller and Purchaser shall obtain billings and meter readings as of the Business Day preceding the Closing Date to aid in the proration of charges for gas, electricity and other utility services which are not the direct responsibility of Tenants.  If such billings or meter readings as of the Business Day preceding the Closing Date are obtained, adjustments or any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings.  If such billings or meter readings as of the Business Day preceding the Closing Date are not available for any utility service, the charges therefor shall be adjusted at the Closing on the basis of the per diem charges for the most recent prior period for which bills were issued and shall be further adjusted at the Final Closing Adjustment on the basis of the actual bills for the current period.  Estimated payments of Percentage Rent are payable under the Ground Lease quarter-annually, in arrears, on or before the 15th day of the first month following a given calendar quarter, and said payments are subject to audit and an annual reconciliation, based upon an Annual Reconciliation Statement delivered to the Ground Lessor when annual reconciliations are delivered to Tenants of the Building.  Seller’s Annual Reconciliation Statement is based on Seller’s fiscal year, which is October 1-September 30.  Accordingly, at Closing, Percentage Rent will have been paid for the 4th calendar quarter of 2009, and will be accruing for the 1st calendar quarter of 2010.  Accrued Percentage Rent for the 1st calendar quarter of 2010 will be prorated between Seller and Purchaser as of the Closing Date, calculated on the actual number of days in the 1st calendar quarter of 2010, on the basis of the Percentage Rent paid to the Ground Lessor for the 4th calendar quarter of 2009, subject to recalculation when the final numbers are known.  Seller shall be solely responsible for, and shall indemnify and hold Purchaser harmless against, all claims, costs and liabilities arising out of the Ground Lessor’s audit of Seller’s fiscal year ending September 30, 2009, and all earlier fiscal years, including, without limitation, all amounts of Percentage Rent determined to be owed for such prior fiscal years.  The foregoing indemnity shall survive the Closing and shall be enforceable at any time.

5.5 Security Deposits.    Purchaser shall be credited with, and Seller shall be charged with an amount equal to, all Security Deposits which are set forth in the Leases and any interest required to be paid thereon regardless of whether or not such amount is actually being held by Seller, Seller’s managing agent or any other person under the Leases, unless with respect to a particular Lease, the Seller can supply reasonable evidence that the sum has been reimbursed to the Tenant or otherwise been applied by Seller in accordance with the Lease.  Seller shall be entitled to retain all Security Deposits, interest required to be paid thereon, or other such credits due Tenants for which Purchaser receives credit and Seller is charged pursuant to this Section 5.5.

5.6 Utility Deposits.  Seller shall be entitled to retain all utility deposits paid by Seller prior to the Closing.  If any of the utility deposits are not refundable to Seller without replacement by Purchaser, Purchaser shall either: (i) deliver the requisite replacement utility deposit to the utility company on or before the Closing Date, or (ii) pay to Seller at the Closing the amount of such utility deposit, against a good and sufficient transfer by Seller to Purchaser of all interest of Seller in the utility deposit.

5.7 Leasing Costs.

(a) At the Closing, Seller shall pay for all Leasing Costs in connection with the Leases that are due and owing as of the Effective Date (including any leasing/commission agreement relating to the Leases existing as of the Effective Date).  All New Leases, Amendments, and Renewals executed between the Effective Date and the Closing Date shall be submitted by Seller to Purchaser for review and approval in accordance with the terms of Section 8.2 hereof (including disclosure of the details of leasing commissions, tenant improvement obligations, rent abatements and other landlord concessions).  Any Leasing Costs associated with such New Leases, Renewals and Amendments approved by Purchaser pursuant to Section 8.2 hereof shall be the obligation of Purchaser.  To the extent that, as of the Closing Date, there are any written or other agreements pertaining to Leasing Costs which under this Section are the obligation of the Purchaser to pay after the Closing, the Purchaser and Seller will, at the Closing, execute a mutually acceptable agreement whereby the Purchaser assumes the obligation to pay all of such Leasing Costs for which Purchaser is responsible hereunder and will indemnify and hold Seller harmless with respect to the same.

(b) Notwithstanding anything to the contrary in this Agreement, at Closing, Purchaser shall receive (i) a credit towards the Purchase Price in the amount of all unadvanced tenant improvement allowances, rent abatements or offsets and other landlord concessions, and leasing commissions due under the Leases existing as of the Effective Date.

5.8 Final Closing Adjustment.  No later than six (6) months following the Closing Date (or, with respect to a particular proration, such as a proration requiring calendar or fiscal year-end or similar reconciliation, and only to the extent necessary to calculate the final amount thereof, by June 30, 2011), Seller and Purchaser shall make a final adjustment to the prorations made pursuant to this Section 5 (the “Final Closing Adjustment”).  The Final Closing Adjustment shall be made in the following manner:

(a) General.  All adjustments or prorations which could not be determined at the Closing because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of Additional Rent or any other reason, shall be made as a part of the Final Closing Adjustment.  Any net adjustment in favor of Purchaser shall be paid in cash by Seller to Purchaser no later than thirty (30) days after the Final Closing Adjustment.  Any net adjustment in favor of Seller shall be paid in cash by Purchaser to Seller no later than thirty (30) days after the Final Closing Adjustment.  The parties shall correct any manifest error in the prorations and adjustments made at Closing promptly after such error is discovered.

(b) Additional Rent Adjustment.  Seller and Purchaser shall prorate the actual amount of Additional Rent paid by each Tenant for the Current Fiscal Year as follows:

(i) Seller shall be entitled to the portion of the actual amount of Additional Rent paid by the Tenant equal to the product obtained by multiplying such amount by a fraction, the numerator of which is the number of days in the Current Fiscal Year preceding the Closing Date and the denominator of which is the total number of days in the Current Fiscal Year; and

(ii) Purchaser shall be entitled to the balance of the Additional Rent paid by the Tenant.

(iii) Accordingly, if the year end statement (“Reconciliation Statement”) reconciling  the estimated Additional Rent paid by each Tenant for the Current Fiscal Year with the actual amount of Additional Rent payable by such Tenant for the Current Fiscal Year shows an underpayment by the Tenant, the payment thereof by Tenant to Purchaser shall be prorated in the ratio set forth in clauses (i) and (ii) of this Section 5.8(b); and if the Reconciliation Statement shows an overpayment by such Tenant, Seller shall reimburse Purchaser for the amount of said overpayment to be credited to the Tenant in the same ratio.  If it has not already done so, Seller agrees to prepare and distribute to the Tenants and to Purchaser prior to the Closing Date all Reconciliation Statements for the Current Fiscal Year.  Seller shall be solely responsible for, and shall indemnify and hold Purchaser harmless against, all claims, costs and liabilities arising out of any claims by Tenants for adjustments with respect to Additional Rents due for any Fiscal Years ending September 30, 2009 and 2008.

In making the foregoing adjustment of Additional Rent, interim payments of Additional Rent collected and retained by Seller or Purchaser from each Tenant for the Current Fiscal Year for periods before and after Closing, as the case may be, shall be taken into account.  The adjustment of interim payments received and actual Additional Rent paid shall be made separately for each Tenant and for each type of Additional Rent.

(c) No Further Adjustments.  Except for: (i) additional or supplemental real estate taxes, real estate tax credits or rebates, or other adjustments to real estate taxes contemplated by Section 5.3, or (ii) manifest errors, the Final Closing Adjustment shall be conclusive and binding upon Seller and Purchaser, and Seller and Purchaser hereby waive any right to contest after the Final Closing Adjustment any prorations, apportionments or adjustments to be made pursuant to this Section 5.  The provisions of Section 5 shall survive the Closing.

6. Closing Date and Costs.

6.1 Closing Date.   The Closing shall take place at the offices of the Title Company in Washington, D.C. at 10:00 a.m. Eastern Time on the Closing Date, or such earlier date as may be mutually agreed to by the parties.  Notwithstanding the foregoing, Purchaser and Seller shall endeavor to conduct Closing by depositing (by overnight or local courier) into escrow with the Title Company, all closing documents no later than one (1) Business Day prior to the Closing Date.  In addition, Purchaser and Seller shall endeavor to finalize all prorations and adjustments to the Purchase Price contemplated by Section 5 hereof, and prepare the Closing Statement detailing all such items and costs of Closing, no later than three (3) Business Days prior to the Closing Date.

6.2 Transfer and Recordation Taxes and Closing Costs.   Seller and Purchaser shall each pay one-half of (i) all recording costs (including, but not limited to, all transfer taxes and recording fees) in connection with the recording of the Ground Lease Assignment, and (ii) the Closing Escrow and settlement fee of the Escrow Agent (which shall not exceed $750.00).  Seller shall pay all costs and expenses necessary to obtain a release of any liens or encumbrances on the Property.  Purchaser shall pay for all other expenses of closing, including the costs of examination of title, escrow fees (other than the Closing Escrow and settlement fee referenced in clause (ii) of this Section 6.2), the Title Policy, the Survey and all costs associated with any purchase money financing obtained by Purchaser.  Each party shall pay the fees of its own legal counsel and other consultants.  The provisions of this Section 6.2 shall survive the Closing.

7. Closing Documents.

7.1 Seller’s Deliveries.

   Seller shall execute and deliver to Purchaser on the Closing Date the following:

(a) an assignment and assumption of Ground Lease (the “Ground Lease Assignment”) in the form attached hereto as Exhibit A;

(b) a bill of sale in the form attached hereto as Exhibit B;

(c) an assignment and assumption of Leases and Service Contracts in the form attached hereto as Exhibit C;

(d) an assignment of all Intangible Property and warranties related to the Property in the form attached hereto as Exhibit D;

(e) the Second Amendment in the form attached as Exhibit J;

(f) letters in the form attached hereto as Exhibit E to each Tenant under the Leases;

(g) a Section 1445 Affidavit in the form attached hereto as Exhibit F;

(h) an owner’s affidavit addressed to the Title Company in the form attached as Exhibit G, and, if required by the Title Company, such other documents reasonably required by the Title Company to remove any matters which are not Permitted Encumbrances from Purchaser’s title insurance policy and to eliminate the exceptions in the owner’s title insurance policy for parties in possession other than the Tenants under the Leases and mechanic’s liens;

(i) the Closing Statement referred to in Section 5.1 signed by Seller;

(j) all keys to the Property, if any, which are in Seller’s possession;

(k) originals of the Estoppels from the Ground Lessor and the Tenants and originals (if in Seller’s possession) of the Ground Lease and all Leases, lease files and other material required by Section 8.4.

(l) all warranties, manufacturer or equipment manuals, service records and similar information related to the Personal Property which are in Seller’s possession;

(m) a good standing certificate issued by the State of Delaware, dated not more than thirty (30) days prior to the Closing Date, evidencing that the Seller is in good standing in the state of its organization;

(n) resolutions of the member of the Seller authorizing (1) the Seller to enter into this transaction and convey the Property to Purchaser; and (2) the person or entity signing on behalf of the Seller to execute and deliver the documents required by this Section;

(o) if the documents signed by the Seller have been executed by a legal entity, a resolution of such entity authorizing it to sign the documents and authorizing a specific officer to execute the same on behalf of the entity, along with good standing or other certificates that evidence the entity is in good standing in the state of its organization;

(p) any transfer and recordation tax declaration;

(q) a certificate signed by Seller that the representations and warranties of Seller set forth in this Agreement are true and correct on the Closing Date, subject to the provisions of Section 10.3(a);

(r) such additional documents as Seller and Purchaser shall mutually agree are necessary to consummate the sale of the Property to Purchaser or are otherwise required by the provisions of this Agreement; and

(s) notice of termination of the Management Agreement;

(t) notice of termination of the Leasing Agreement;

(u) notice of termination of the Elevator Contract and the Pepco Contract;

(v) letters to the other parties under the Service Contracts, advising of the sale of the Property.

7.2 Purchaser’s Deliveries.  Purchaser shall execute and/or deliver to Seller on the Closing Date the following:

(a) the Ground Lease Assignment in the form attached hereto as Exhibit A;

(b) the assignment and assumption in the form attached hereto as Exhibit C;

(c) the Second Amendment in the form attached as Exhibit J;

(d) subject to the provisions of Section 5.6, letters to the holders of any utility security deposits authorizing the return of such security deposit to Seller;

(e) the Closing Statement referred to in Section 5.1; and

(f) good standing certificate(s) for the Purchaser issued by the State of Delaware and each state of organization for the Purchaser, dated not more than thirty (30) days prior to the Closing Date, evidencing that the Purchaser is in good standing in the state of its organization and the District of Columbia;

(g) resolutions of the Manager of the Purchaser authorizing (1) the Purchaser to enter into this transaction and purchase the Property from Seller; and (2) the entity or person signing on behalf of the Purchaser to execute and deliver the documents required by this Section;

(h) if the documents signed by the Purchaser have been executed by a legal entity, a resolution of such entity authorizing it to sign the documents and authorizing a specific officer to execute the same on behalf of the entity, along with good standing or other certificates that evidence the entity is in good standing in the state of its organization;

(i) any transfer and recordation tax declarations;

(j) a certificate signed by Purchaser that the representations and warranties of Purchaser set forth in this Agreement are true and correct on the Closing Date, subject to the provisions of Section 10.4(a); and

(k) such additional documents as Seller and Purchaser shall mutually agree are necessary to consummate the sale of the Property to Purchaser or are otherwise required by the provisions of this Agreement.

7.3 Delivery in Escrow.  The delivery to the Escrow Agent of the Purchase Price, the executed Deed and all other documents and instruments required to be delivered by either party to the other by the terms of this Agreement shall be deemed to be a good and sufficient tender of performance of the terms hereof.

8. Obligations Pending Closing.

8.1 Continued Care and Maintenance.   During the period between the Effective Date and the Closing Date, Seller agrees: (i) to continue its care, maintenance and operation of the Property on at least the same standards as employed by Seller to date and use all reasonable efforts to preserve its relations with Tenants, suppliers and others having business dealings with it; (ii) not to make any substantial alterations or changes to the Property other than ordinary and necessary maintenance and repairs, without Purchaser’s prior approval (provided, however, Seller may make any alterations or changes to the Property that are required by any Lease or, required by Section 8.5(c)(ii) hereof or, are otherwise disclosed on the Operating Statement without Purchaser’s prior approval); and (iii) to maintain in effect all policies of casualty and liability insurance or similar policies of insurance, with no less than the limits of coverage now carried with respect to the Property.  Except as set forth in Section 8.2 hereof, Purchaser agrees not to unreasonably withhold, condition or delay any such approvals.  Nothing contained herein shall prevent Seller from acting to prevent loss of life, personal injury or property damage in emergency situations, or prevent Seller from performing any act with respect to the Property which may be required by any Lease, applicable law, rule or governmental regulations.

8.2 Leasing of the Property.  If Seller desires to enter into (i) any new leases for the Property (a “New Lease”); or (ii) a renewal, extension or expansion of any existing Leases for the Property (other than renewals, extensions or expansions of existing Leases evidencing or reflecting the exercise by Tenants of any rights or options, the terms of which are fixed or determinable as of the Effective Date, under existing Leases) (a “Renewal”) or (iii) any other amendment or modification to a Lease (the “Amendment”), Seller shall give Purchaser prior written notice (the “Lease Activity Notice”) of its desire to do so.  The Lease Activity Notice shall include a copy of the proposed

New Lease, Renewal or Amendment, and shall set out the amount of space involved, the length of the lease term, the proposed financial terms thereof (including any rent abatement periods), the amount of any leasing commission, tenant improvement obligations and any “non-standard” provisions of the proposed New Lease or Renewal or Amendment.  Seller shall not enter into any New Lease, Renewal or Amendment without Purchaser’s prior written approval, which may be granted or withheld in Purchaser’s sole discretion.  As used in this Agreement, the term “Approved Leases” refers collectively to (i) any New Lease, Renewal or Amendment which is approved by Purchaser pursuant to this Section; and (ii) the Second Amendment.

8.3 Service Contracts.  Seller shall not enter into any new service contracts in respect of the Property that cannot be cancelled, without the payment of any termination related fee or premium, upon thirty (30) days’ notice.

8.4 Operating Records.  On the Closing Date, Seller will turn over to Purchaser, or leave at the Property, all  Building operations books, records, operating records, files and other materials, in the possession of Seller or its management agent, necessary to a complete continuity in the operation of the Property, or copies thereof, including, without limitation, all tenant files, including correspondence with tenants and subtenants, Additional Rent information and reconciliations, service contract and vendor logs, maintenance logs, equipment servicing information, and warranty claims. Seller agrees to use commercially reasonable efforts to take possession of such  books and records from Transwestern on or before Closing  and deliver same to Purchaser at Closing, and Seller will also exercise its rights relating to termination and deliveries by Transwestern as set forth in Section 5.4 of the Management Agreement, and pay all fees in connection therewith.  After the Closing Date, Purchaser shall permit Seller to have access to and, at Seller’s sole cost and expense, make copies of such records and files during Purchaser’s normal business hours on any Business Day, provided that Seller must provide Purchaser with prior notice of at least one (1) Business Day.  The records that Seller will deliver to Purchaser pursuant to this Section shall not include: (a) any document or correspondence which would be subject to the attorney-client privilege; (b) any document or item which Seller is contractually or otherwise bound to keep confidential; (c) any document pertaining to the marketing of the Property for sale to prospective purchasers; (d) any internal memoranda, reports or assessments of Seller or Seller’s affiliates relating to Seller’s valuation of the Property; (e) appraisals of the Property whether prepared internally by Seller or Seller’s affiliates or externally; (f) any documents relating to Seller’s financing or the entity that owns the Property, but does not directly affect or relate to the Property; (g) any other proprietary information or materials relating to Seller’s internal decision- making or investment or financing options; and (h) materials relating to Seller’s financial position, financings, or borrowings, or internal operations (including, without limitation, Seller’s general ledger, financial reports, audited and unaudited financial statements, loan payment records, and payroll records.

8.5 Affirmative Covenants.  Between the Effective Date and the Closing Date, Seller agrees that it will:

(a) at its expense, maintain the Property in its present order and condition, make all necessary repairs and replacements and deliver the Property on the Closing Date in substantially the same condition it is in on the Effective Date, reasonable wear and tear and damage by fire or other casualty excepted;

(b) give prompt written notice to Purchaser of any fire or other casualty affecting the Property after the date of this Agreement;

(c) deliver to Purchaser, promptly after receipt by Seller after the Effective Date, a copy of: (i) all written notices from Tenants; (ii) written notices from the service providers under any Service Contracts; (iii) written notices of any violations issued by governmental authorities with respect to the Property (including notices of violations received prior to the Effective Date and not remedied by the Effective Date), and, at its sole cost and expense, remedy before the Closing Date all violations of legal requirements specified in such notice (including Environmental Laws) affecting or relating to the Property (to the extent Purchaser in its investigations uncovers any violations of legal requirements it will notify the Seller of the same and, except to the extent required by law, will not contact any legal authority with respect to the same), and any outstanding work orders and requirements of any company insuring the Property against casualty;

(d) notify Purchaser in writing, promptly after Seller acquires actual knowledge thereof, of any facts or events which would cause any of Seller’s representations and warranties contained in Sections 15 or 16 of this Agreement or in the Due Diligence Material supplied by Seller to Purchaser pursuant to this Agreement, to be untrue or incorrect in any material respect;

(e) maintain in full force and effect all existing licenses and permits relating to the operation of the Property in its current manner (the “Licenses”) and timely apply for renewals of all such Licenses which will expire before the Closing Date; and

(f) use its commercially reasonable efforts to request and obtain a written (and if obtained, deliver to Purchaser) acknowledgment from Transwestern that the Management Agreement and the Leasing Agreement are terminated effective as of the Closing Date, and that from and after the Closing Date Transwestern shall not be entitled to any leasing commissions in connection with the Leases  (including commissions with respect to the current  terms of the Leases, and commissions due upon any renewals, extensions or expansion of  the Leases), or in connection with any new leases executed by Purchaser;

8.6 Negative Covenants.  Between the Effective Date of this Agreement and the Closing Date, Seller agrees that, without Purchaser’s written consent in each case, it will not, directly or indirectly through any agent or Affiliate:

(a) voluntarily grant, create, assume or permit to exist any mortgage, lien, easement, covenant, condition, right-of-way or restriction upon the Property other than the Permitted Encumbrances, or voluntarily take or permit any action adversely affecting the title to the Property as it exists on the date of this Agreement, without the prior approval of Purchaser which will not be unreasonably withheld, conditioned or delayed;

(b) alter or amend any of the Service Contracts or become a party to any new Service Contract unless the new Service Contract is terminable without penalty to the then-owner of the Property upon not more than thirty (30) days’ notice or upon sale of the Property;

(c) terminate any Lease, or accept a surrender of the leased premises thereunder, except pursuant to the express terms of the Lease, or, with the written consent of Purchaser, for non-payment of Rent;

(d) remove from the Property any Personal Property unless such property is replaced with similar items of at least equal quality prior to the Closing (Seller must maintain the Personal Property substantially in its current condition, reasonable wear and tear expected);

(e) except as permitted by the provisions of Section 8.2, permit occupancy of, or enter into any new Lease for, space in the Property which is presently vacant or which becomes vacant between the Effective Date and the Closing Date, including the expansion of a Tenant’s leased premises into such vacant space (except in a case where an expansion option is contained in a Tenant’s Lease and the Rent payable in respect of such expansion space is fixed by a formula in such Tenant’s Lease and is not subject to negotiation between Seller and such Tenant); or

(f) agree to any request by a Tenant for permission to assign its Lease or sublease part or all of its premises, but if such Tenant’s Lease requires that the landlord’s consent to an assignment or sublease may not unreasonably be withheld, Purchaser’s consent will not be required with respect thereto although Seller must nevertheless notify Purchaser in writing of any such request and must give Purchaser a reasonable opportunity to present its objections (if any) to such request.

8.7 Recertification of Studies.   If requested by Purchaser, Seller will, at no expense or liability, contact all third party consultants responsible for producing any study prepared for Seller (or any agent of Seller) in connection with the development, construction or ownership of the Property (including, but not limited to, any environmental or engineering study) and authorize and request such third party consultants, at Purchaser’s expense, to update and recertify and/or issue reliance letters for the benefit of Purchaser.

9. Inspection Period.

9.1 Due Diligence Materials.  Seller has delivered to Purchaser prior to the Effective Date the following documents (the “Due Diligence Materials”): architectural and structural plans relating to the Property in Seller’s possession; copies of income and expense statements with respect to the Property for the fiscal years ending September 30, 2008 and September 30, 2009, and the Seller’s budget for calendar year 2010 and an income statement for the most recent calendar quarter ending prior to the Effective Date; copies of real property tax assessments and tax bills with respect to the period of Seller’s ownership of the Property; a copy of the Leases; a rent roll in the form attached as Schedule I  (“Rent Roll”); a list of tenant current delinquencies; a copy of Seller’s survey; a copy of Seller’s title insurance policy and title exceptions from Seller’s title insurance policy; a copy of all Service Contracts; a copy of any environmental reports relating to the Property in Seller’s possession (collectively, the “Existing Environmental Reports”); a copy of Seller’s existing engineering reports; and a copy of any Licenses in Seller’s possession.  Seller makes no representations or warranties as to accuracy, completeness or reliability of the Due Diligence Materials that have been prepared by third parties, and Seller shall have no liability in connection therewith, however, to the extent Seller has or obtains actual knowledge of any information that is required to make such Due Diligence Materials correct, accurate, complete and not misleading, the Seller will be obligated to promptly disclose the information known to Seller, to the Purchaser.  Purchaser agrees that all information received from Seller is Seller’s confidential work product unless otherwise indicated, and Purchaser agrees that it will maintain the confidentiality of all information received as set forth in Section 22 hereof.  In the event of termination of this Agreement for any reason whatsoever prior to Closing hereunder, Purchaser shall return to Seller all materials or copies of materials pertaining to the Property received from Seller or Seller’s agents and all non-confidential, non-privileged or non-proprietary materials produced by Purchaser or Purchaser’s agents or contractors within five (5) Business Days of such termination.

9.2 Investigation and Inspection.  Commencing on the Effective Date and continuing until the End of the Inspection Period (hereinafter called the “Inspection Period”), Purchaser shall make, or cause to be made, at Purchaser’s own risk and expense, such investigation of the Property as is reasonably necessary and which would not cause damage to the Property or disrupt normal operations of the Property, including physical inspections of the

Property, review of the Leases, Service Contracts, laws and ordinances, and approval of survey and condition of title.  Notwithstanding the foregoing sentence, prior to entering the Property, Seller’s offices or the offices of the management company for the Property, Purchaser shall give Seller advance notice at least two (2) Business Days’ prior to the inspection (including its intended purpose, scope and location) and shall have scheduled the inspection with Seller.  During any entry for purposes of conducting physical testing, the Purchaser agrees to require its consultants and agents to observe the Seller’s reasonable safety rules for the Property.  The time and place (if the inspection involves a review of documents) of each inspection shall occur at times reasonably convenient to Seller.  All of the Purchaser’s entry upon the Property shall be subject to the rights of the Tenants and may be limited by security regulations of the Tenants.  Further, prior to the End of the Inspection Period, the Purchaser agrees that it will not contact any Tenant unless such contact has received the prior approval of the Seller and a representative of the Seller accompanies Purchaser to any meeting that the Purchaser may have with the Tenant.  At any time prior to the End of the Inspection Period, Purchaser may send Seller and Escrow Agent a notice that Purchaser elects to terminate this Agreement; however, for such notice to be effective, it must be sent prior to 5:00 p.m.  Eastern Time on February 1, 2010.  Effective as of the date Purchaser gives any such notice to Seller, this Agreement shall be terminated and the parties hereto shall be released of further liability hereunder except as otherwise provided herein.  If, prior to the End of the Inspection Period, the Purchaser does not so notify Seller that it has elected to terminate this Agreement, then Purchaser shall be deemed, as of the End of the Inspection Period, to proceed to purchase the Property on the Closing Date in accordance with the provisions of this Agreement.  During the period prior to the Closing Date or earlier termination of this Agreement, the Purchaser or its member, CoStar Group, Inc.  (“CoStar”) will maintain contractual liability insurance in an amount not less than $1,000,000 per occurrence/ $2,000,000 aggregate/$25,000,000 umbrella, and with carriers licensed to do business in the District of Columbia, selected by Purchaser in the exercise of its reasonable discretion, and reasonably approved by Seller.  Prior to entering the Property to perform inspections, the Purchaser will supply Seller with evidence that the Purchaser or CoStar is maintaining the insurance required by the foregoing sentence.

9.3 Environmental Studies.  Prior to the Closing Date, Purchaser shall have the right to conduct studies on the Property to determine the presence of Hazardous Materials (the “Environmental Studies”); Purchaser agrees to coordinate with Seller regarding the scope and execution of such Environmental Studies.

9.4 Indemnification.  Purchaser (and by its execution of this Agreement, CoStar), jointly and severally, hereby indemnify and hold Seller harmless from any loss, damage, cost or expense incurred by Seller (including reasonable attorneys’ fees and costs) arising out of damage to the Property or personal injury to the extent that the same has been caused by Purchaser or its designated representatives, agents, employees and contractors,, during the course of its activities pursuant to Sections 9.2 and 9.3 hereof.  This indemnity shall survive the Closing and any termination of this Agreement prior to the Closing, and shall be enforceable at any time, however, this indemnity will only cover activities that have occurred prior to the Closing.

9.5 Title or Survey Exceptions.  Seller has delivered to Purchaser, and Purchaser has received, that certain survey prepared by Bernard F. Locroft Civil Engineers dated April 11, 2008 (the “Existing Survey”).  On or before January 26, 2010, Purchaser, at its own cost and expense, shall have ordered, received and reviewed, and delivered to Seller, (a) a title commitment covering the Property (the “Title Commitment”); and (b) if available, an ALTAJACSM survey of the Property or an update to the Existing Survey (the “Survey”).  Simultaneously with the delivery of the Title Commitment to Seller, Purchaser shall notify Seller, in writing, of any objections (the “Objections”) that Purchaser may have to anything contained on the Survey (or, if Purchaser has not received the Survey by such date, the Existing Survey) or in the Title Commitment, excluding, however, the leases and matters appearing on Schedule B and Schedule H.  Notwithstanding anything to the contrary in the preceding sentence, if Purchaser has not received the Survey by the date required by this Section 9.5 and thus bases the Objections (if any) on the Existing Survey, Purchaser shall have two (2) business days after receipt of the Survey, but in no event later than January 2010, within which to notify Seller of any supplemental Objections based solely on any new information contained in the Survey (i.e. Purchaser shall not have the right to notify Seller of any supplemental Objections unless the same is based solely on any information or encumbrance contained in the Survey but not contained in the Existing Survey).  Any such item to which Purchaser shall not object shall be deemed to be a “Permitted Encumbrance”.  If there are Objections by Purchaser, Seller shall, within five (5) Business Days after its receipt of the Purchaser’s Objection notice, provide written notice to the Purchaser setting forth, with respect to each Objection raised by the Purchaser, whether or not the Seller elects, in its sole discretion, to cure the Objection prior to the Closing and the method of such cure (the “Seller Response”).  It is agreed that the Seller has no obligation to cure any Objection unless it has expressly agreed to do so in the Seller Response or such cure is required by Section 10.2 hereof.  The Purchaser will be provided a period of two (2) Business Days after its receipt of the Seller Response to provide the Seller and Escrow Agent written notice (the “Purchaser Response”) as to, whether (i) with respect to Objections that the Purchaser has raised and the Seller has notified the Purchaser in the Seller Response that it will not cure, the Purchaser has elected to waive the Objection, and (ii) with respect to Objections that the Purchaser has raised and the Seller has notified the Purchaser in the Seller.  Response that the Seller will, prior to the Closing Date, cure the Objection, the cure proposed by the Seller is unacceptable to the Purchaser in the exercise of its sole and absolute discretion.  In the event that the Purchaser elects to send a Purchaser Response within the periods permitted by the proceeding sentence electing to terminate the Agreement, then (i) this Agreement shall automatically terminate as of the date of the Purchaser Response, (ii) the parties shall be relieved from any continuing liability to the other arising by virtue of this Agreement, exclusive of the party’s indemnity obligation under Section 9.4 hereof, and (iii) the Deposit shall be returned to the Purchaser.  In the event that the Purchaser fails to deliver a Purchaser Response within the time period permitted hereby, then (i) the Purchaser shall be deemed to have (1) waived any Objection set forth in the Objection notice which Seller, in the Seller Response, has notified the Purchaser that it will not cure the same, and (2) accepted the method of cure proposed by the Seller in the Seller Response with respect to any Objection that the Seller has in the Seller Response notified the Purchaser that it will cure prior to the Closing, and (ii) the Seller will be obligated to effectuate such cure on or before the Closing Date.  Any Objections waived (or deemed waived) by Purchaser under the foregoing provisions shall also be deemed Permitted Encumbrances.

10. Conditions of Closing.

10.1 Estoppel Certificates.  Seller shall obtain for delivery to Purchaser at least one (1) business day prior to the Closing Date, Tenant estoppel certificates (the “Estoppels”) from (i) all of the Tenants in the form attached as Exhibit K, and (ii) Ground Lessor.  The Estoppels must be dated no earlier than thirty (30) days prior to the Closing Date.  The Estoppel from the Ground Lessor will be in the form attached as Exhibit H.  Upon receipt of any Estoppel from any Tenant, Seller shall deliver the same to Purchaser for Purchaser’s review.  Purchaser shall notify Seller upon receipt if such Estoppel is not satisfactory to Purchaser and if Purchaser has not notified Seller of Purchaser’s disapproval within two (2) Business Days of Purchaser’s receipt of the Estoppel, then Purchaser shall be deemed to have approved the Estoppel in question.  In the event that any Estoppel contains information at material variance with the information set forth in Schedule B and Schedule H or in the Operating Statement or otherwise alleges a monetary or material non-monetary default by Seller under the Lease and, as a result of the same, the Seller violates Section 10.3(f) hereof, then Seller shall be obligated to use commercially reasonable efforts to contest or cure such variance or default prior to Closing.

10.2 Encumbrances Subsequent to Inspection Period.  In the event that Purchaser does not terminate this Agreement on or before the End of the Inspection Period, and, prior to the Closing Date, title to the Property should become affected by any encumbrance, lien, outstanding interest or question or matter affecting title which is not a Permitted Encumbrance and which is not created or caused to be created by Purchaser, then, Seller shall be obligated to remove such encumbrance, and Seller shall be entitled, for such purpose, to postpone the Closing Date for a reasonable period of time, not to exceed thirty (30) days.

10.3 General Conditions of Purchaser.  In addition to other conditions set forth in this Agreement, or any other express conditions set forth in this Agreement, the obligations of Purchaser to purchase the Property from Seller and to perform the other covenants and obligations to be performed by it on the Closing Date is subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

(a) Seller Representation and Warranties True.  The representations and warranties made by Seller in this Agreement are true and correct on the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if such representations had been made on and as of such date.  Notwithstanding the foregoing, prior to Closing, the Seller reserves the right to inform Purchaser of any updates or modifications to the Seller’s representations and warranties, but the Purchaser shall have the right to approve, in the exercise of its reasonable commercial discretion, such update or modification.

(b) Seller’s Performance.  Seller has performed all covenants and obligations required by this Agreement to be performed by it on or before the Closing Date.

(c) Title to Property.  On the Closing Date, Seller’s title to the Property is free and clear of all mortgages (other than those which will be paid and released of record on the Closing Date), liens, encumbrances, easements, conditions and other matters affecting title, recorded or unrecorded, other than the Permitted Encumbrances.  Subject to the payment by Purchaser of the applicable premium, Purchaser has received from one or more title insurance companies reasonably satisfactory to Purchaser, a current ALTA owner’s policy of title insurance, in an amount equal to the Purchase Price, dated, or updated to, the Closing Date, insuring, or committing to insure, at standard rates, Purchaser’s marketable title to the Property, subject only to the Permitted Encumbrances (the “Title Policy”).

(d) No Litigation.  On the Closing Date, there is no Litigation except as set forth on the Litigation Schedule, and no action or proceeding has been instituted or threatened before any court to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement, or the consummation of the transactions contemplated herein.

(e) Condemnation.  On the Closing Date, no part of the Property is about to be acquired, or has previously been acquired, by authority of any governmental authority in the exercise of its power of eminent domain or by private purchase in lieu thereof, nor on the Closing Date will there be any threat or imminence of any such acquisition or purchase.

(f) Leases.  On the Closing Date, the Leases are in full force and effect, without defaults or delinquencies, other than those set forth on the Lease Schedule or otherwise approved by Purchaser.  Notwithstanding the foregoing, the parties acknowledge that given the nature of the Building, there may be changes in the defaults or Delinquent Rent under the Leases prior to Closing, and as a result thereof, this condition will not be deemed to have been unsatisfied so long as the total amount of Delinquent Rent for those Leases (determined on an individual Lease by Lease basis) does not exceed two percent (2%) of the aggregate Base Rent and Additional Rent due under those same Leases for the 2009 calendar year.

(g) Second Amendment.  On or before the Effective Date, the Second Amendment shall have been executed.

In the event that on the Closing Date any of the foregoing conditions, or any of the other express condition set forth in this Agreement, have not been satisfied, the Purchaser may elect by notice to the Seller and Escrow Agent to (i) waive the unsatisfied condition, or (ii) terminate this Agreement and thereupon the Deposit shall be returned to the Purchaser and the parties relieved of all continuing liability or obligations to the other arising by virtue of this Agreement except with respect to the indemnity obligations of Purchaser under Section 9.4 hereof.  Notwithstanding anything contained in this Agreement to the contrary, in the event any of the foregoing conditions have not been satisfied and such failure is due to a default by Seller hereunder, then in addition to the rights set forth in the first sentence of this paragraph, Purchaser shall also have the rights set forth in Section 14.1 of this Agreement.

10.4 General Conditions of Seller.  In addition to other express conditions set forth in this Agreement, the obligations of Seller to sell the Property to Purchaser and to perform any other covenants or obligations to be performed by it on the Closing Date is subject to the following conditions (all of which may be waived in whole or in part by Seller):

(a) Purchaser Representation and Warranties True.  The representations and warranties made by Purchaser in this Agreement are true and correct on the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if such representations had been made on and as of such date.  Notwithstanding the foregoing, prior to Closing, the Purchaser reserves the right to inform Seller of any updates or modifications to the Purchaser ‘s representations and warranties, but the Seller shall have the right to approve, in the exercise of its reasonable commercial discretion, such update or modification.

(b) Purchaser Performance.  Purchaser has performed all covenants and obligations required by this Agreement to be performed by it on or before the Closing Date.

In the event that on the Closing Date any of the foregoing conditions have not been satisfied, the Seller may elect by notice to the Purchaser and Escrow Agent to (i) waive the unsatisfied condition, or (ii) terminate this Agreement and thereupon the Deposit shall be returned to the Purchaser and the parties relieved of all continuing liability or obligations to the other arising by virtue of this Agreement except with respect to the indemnity obligations of Purchaser under Section 9.4 hereof.

11. Brokerage.

   Seller and Purchaser expressly acknowledge that the Broker may be due a commission for this transaction and, if such commission is due, the same shall be paid by Seller pursuant to the terms of a separate written agreement, upon the transfer of the Property to Purchaser and the receipt of the Purchase Price by Seller.  Each party represents that it has not engaged any other brokers in this transaction.  As to any broker other than the Broker, Seller and Purchaser agree to hold each other harmless and indemnify each other from and against any and all claims, demands, loss or damage (including reasonable attorneys’ fees, court costs and amounts paid in settlement of any claims) arising out of a claim or demand for any brokerage commission, fee or other compensation due or alleged to be due as a result of the indemnifying party’s actions in connection with the transaction contemplated by this Agreement.  The provisions of this Section 11 shall survive the Closing or any termination of this Agreement prior to the Closing Date for any reason whatsoever.

12. Risk of Casualty.

   If, prior to the Closing Date, all or part of the Property is damaged by fire or by any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.  If the cost of repairing such damage is not in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00) (as determined by Seller’s independent insurer), and provided that the nature of the destruction or damage does not give any Tenant the rights to terminate its Lease (unless such right has been waived in writing by the Tenant following such damage or destruction), then (i) Purchaser shall have the right at the Closing to receive, to the extent such sums have not been expended on repair work, the amount of the deductible plus all insurance proceeds payable as a result of such casualty loss; (ii) this Agreement shall continue in full force and effect with no reduction in the Purchase Price and (iii) Seller shall have no obligation to repair such damage.  If the cost of repairing damage from such casualty is greater than Seven Hundred Fifty Thousand Dollars ($750,000.00) (as determined by Seller’s independent insurer), or if the nature of the damage or destruction shall give any Tenant the right to terminate its Lease and the Tenant shall not have waived it right to terminate, then, in either such event, Seller (with the consent of its lender) and the Purchaser shall each have the right, for a period of ten (10) days from the date of notice of the amount of damage caused by the casualty, to terminate this Agreement by giving notice of termination to the other and the Escrow Agent within such period.  Upon such termination, the Deposit shall be returned to Purchaser and the parties hereto shall be released of any further liability hereunder except as otherwise provided herein.  If either party fails to notify the other and Escrow Agent within such period of its exercise of its right to terminate this Agreement, then Purchaser shall proceed to Closing and, to the extent such sums have not been expended on repair work, all insurance proceeds received by Seller as a result of such casualty loss plus the amount of the deductible shall be paid to Purchaser at the Closing.  If such proceeds have not yet been received by Seller, then Seller’s rights to such proceeds shall be assigned to Purchaser at the Closing upon payment by Purchaser of the full Purchase Price less the amount of Seller’s deductible (subject to the adjustments and prorations set forth in Section 5), and Seller shall have no obligation to repair such damage.  Seller shall cooperate with Purchaser in connection with the recovery of such proceeds from the insurance company.

13. Notices and Other Communications.

13.1 Manner of Giving Notice.  Each notice, request, demand, consent, approval, objection or other communication (hereafter in this Section 13 referred to collectively as “notices” and referred to singly as a “notice”) which Seller, Purchaser or Escrow Agent is required or permitted to give pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by Federal Express or other overnight courier service, or sent by facsimile with confirmation of receipt noted by the sending machine.  Any such notice shall be deemed given when received or when delivery is refused and the time period to act or respond to such notice shall commence on such date.  With respect to notices which are sent by overnight courier service, the records of the courier service shall be conclusive with respect to the date of receipt or refusal of delivery.

13.2  Addresses for Notices.  All notices shall be addressed to the parties at the following addresses:

If to Purchaser:

1331 L Street Holdings, LLC
c/o Lincoln Property Company
101 Constitution Ave, NW, Suite 600
Washington D.C. 20001
Attn: John Benziger
Facsimile No.:
Telephone No.: (202) 513-6709
E-mail: jbenziger@lpc.com

With copies to:                     1331 L Street Holdings, LLC
c/o CoStar Group, Inc.
2 Bethesda Metro Center, 10th Floor
Bethesda, MD 20814
Attn: Jon Coleman, General Counsel
Facsimile No: (301-664-9176)
Telephone No: (301) 280-3859
E-Mail: jcoleman@costar.com

-and-

Richard G. David, Esq.
Womble Carlyle Sandridge & Rice, PLLC
1401 Eye Street, NW, Suite 700
Washington, D.C. 20005
Facsimile No.: (202) 261-0002
Telephone No.: (202) 857-4402
E-mail: rdavid@wcsr.com

If to Seller:

1331 L Street LLC
c/o Mortgage Bankers Association
1331 L Street, NW.
Washington, D.C. 20005
Attention: Mr. John A. Courson
Facsimile No.:(202) 721-0009
Telephone No.:(202) 557-2702
E-mail:jcourson@mortgagebankers.org

With copies to:                     1331 L Street LLC
c/o Mortgage Bankers Association
1331 L Street, NW.
Washington, D.C. 20005
Attention: Ms. Phyllis Slesinger, General Counsel
Facsimile No.:(202) 621-1469
Telephone No.:(202) 557-2869
E-mail:pslesinger@mortgagebankers.org

-and-

1331 L Street LLC
c/o Mortgage Bankers Association
1331 L Street, NW.
Washington, D.C. 20005
Attention: Ms. Angela Lazear, CFO
Facsimile No.:(202) 621-1513
Telephone No.:(202) 557-2713
E-mail:alazear@mortgagebankers.com

-and-

Jerry R. O’Conor, Esq.
O’Conor & Co., LLC
8270 Greensboro Drive-Suite 1050
McLean, VA 22102
Facsimile No.: (703) 448-8889
Telephone No.: (703) 448-9009
E-mail: jroc@oconorlaw.com

-and-

Stephen E. Leach, Esq.
Leach Travell Britt, P.C.
8270 Greensboro Drive-Suite 1050
McLean, VA 22102
Facsimile No.: (703) 584-8901
Telephone No.: (703) 584-8902
E-mail: sleach@ltblaw.com

If to Escrow Agent:

At the address and facsimile number specified in Section 1 hereof

Either party may, by notice given pursuant to this Section 13, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices.

13.3 E-Mail.  E-mail addresses are provided as a matter of convenience. Notices may not be sent by e-mail.

14. Default and Remedies.

14.1 Seller’s Default.  If Seller fails to perform any of its obligations or agreements contained herein, then Purchaser may elect one of the following as Purchaser’s sole and exclusive remedy: (i) terminate this Agreement by giving notice of termination and the reasons therefor to Seller, in which event neither Seller nor Purchaser shall have any further obligations or liabilities one to the other except with respect to the indemnity obligation of Purchaser under Section 9.4 herein, and the documents and information provided to Purchaser by Seller and/or Seller’s agents shall be returned to Seller and the Deposit shall be returned to Purchaser; or (ii) thereby waiving all other actions, rights or claims for damages, bring an equitable action for specific performance of the terms of this Agreement. In no event whatsoever shall Purchaser be entitled to any other damages, rights or remedies against Seller hereunder.

14.2 Purchaser’s Default.  Provided all conditions precedent to Purchaser’s obligations hereunder have been satisfied or waived, and Purchaser fails to close the transaction when required to do so under the provisions hereof, then Seller may, as Seller’s sole remedy hereunder, terminate this Agreement and receive the Deposit as liquidated damages, with any documents previously delivered by Seller to Purchaser to be returned to Seller, and thereafter Seller and Purchaser shall have no further obligations or liabilities one to the other except with respect to the indemnity obligation of Purchaser under Section 9.4 herein. Seller’s right to receive the Deposit as liquidated damages is agreed to due to the difficulty, inconvenience and uncertainty of ascertaining actual damages for such breach by Purchaser, and Purchaser agrees that the same is a reasonable and fair estimate of damages.

14.3 Indemnity Provisions.  In the event that this Agreement is terminated pursuant to this Section, the indemnity obligations of Purchaser contained in Section 9.4 shall survive such termination. In addition to the foregoing, the limitation on liability and remedies contained in this Section shall, in no event, limit the Purchaser’s indemnity obligations under Section 9.4.

15. Environmental Condition.

15.1 Existing Reports.  Seller represents and warrants that, except as set forth in the Existing Environmental Reports (i) during the period of the Seller’s ownership of the Property no Hazardous Materials have been manufactured, placed, stored, discharged, or disposed on, in, or under the Property by Seller (except for diesel fuel stored in aboveground storage tanks to fuel emergency generators in or on the Building) or, to Seller’s actual knowledge, Tenants and their respective agents, employees or contractors, and (ii) it has not received any notice (nor does Seller have actual knowledge) of any specific condition that would afford a proper basis for a governmental notice) that the Property violates any Environmental Laws. For purposes of this Agreement, the term “Hazardous Materials” shall include, without limitation, any substance which is or contains (1) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under or pursuant to CERCLA; (2) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.) (“RCRA”) or regulations promulgated under or pursuant to RCRA; (3) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (4) gasoline, diesel fuel, or other petroleum hydrocarbons; (5) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (6) polychlorinated biphenyls; (7) radon gas; and (8) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

15.2 Permitted Usage.  The provisions of Section 15.1 are not intended to prohibit or include the use of Hazardous Materials commonly found in office buildings so long as disposal, use and storage of the same has been conducted in accordance with applicable laws. Purchaser acknowledges that prior to the Closing Date, it will be afforded an opportunity to (i) inspect the Property; (ii) observe its physical characteristics and existing conditions; and (iii) conduct such investigation and study on and of the Property and adjacent areas as Purchaser deemed or deems necessary.

15.3 “As Is”.  Subject to Seller’s responsibility for any breach of the warranties and representations contained in Sections 8.1, 8.5, 8.6, 15.1 and 16 of this Agreement, as of the Closing Date, Purchaser agrees not to initiate any claim, lawsuit or civil proceeding against Seller with respect to the environmental condition of the Property or the cost of Purchaser’s environmental investigations or any environmental remediation cost first incurred on or after the Closing (including, but not limited to, those regarding structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property). The foregoing agreements by Purchaser shall survive either (i) the Closing and the recordation of the Assignment and Assumption of the Ground Lease, and shall not be deemed merged therein upon its recordation, or (ii) any termination of this Agreement.

16. Seller’s Representations and Warranties.

  Seller makes the following representations and warranties to Purchaser for the purpose of inducing Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, each of which representations and warranties is true and correct on the date of this Agreement:

16.1 Representations and Warranties Regarding Authority and Status.

(a) Organization.  Seller is a limited liability company formed and validly existing under the laws of the State of Delaware.

(b) Authorization.  The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by Seller.

(c) No Conflicting Agreements.  The execution and delivery by Seller of, and the performance and compliance by Seller with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of its limited liability company operating agreement; any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject; or any agreement or contract listed on any Schedule or Exhibit to this Agreement or, to Seller’s knowledge, any other agreement or contract to which Seller is a party or to which it or the Property is subject (excluding any mortgage and related loan documents which will be paid and released of record on the Closing Date) .

(d) Approvals.  No authorization, consent, order, approval or license from, filing with, or other act by any Governmental Authority or other Person is or will be necessary to permit the valid execution and delivery by Seller of this Agreement or the conveyance by Seller of the Property to Purchaser in accordance with the terms of this Agreement.

(e) Not A Foreign Person.  Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended, and at Closing, Seller shall deliver to Purchaser a certificate so stating.

(f) United States Person.  Seller is a “United States person” within the meaning of Sections 1445(0(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(g) Absence of Bankruptcy.  Neither Seller nor any member of Seller has commenced (within the meaning of any bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any bankruptcy law that is for relief against Seller or any of its members in an involuntary case or appoints a custodian of Seller or any of its members or for all or any substantial part of its or their property.

(h) OFAC.  Seller hereby represents and warrants that neither Seller, nor any persons or entities holding any legal or beneficial interest whatsoever in Seller, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

16.2 Representations and Warranties Regarding Property and Legal Matters.

(a) Operating Statements.  The Operating Statements fairly reflect the income and expenses of the Property for the respective periods covered thereby.

(b) Condemnation.  Seller has not received from a governmental authority notice of any (and to Seller’s knowledge there is no, pending or contemplated) condemnation proceedings affecting the Property, or any part thereof.

(c) Zoning.  There are no outstanding zoning proffers or notices of zoning violations applicable to the Property or any part thereof

(d) Title to Personal Property.  Seller has good and marketable title to, and owns outright, the Personal Property, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or character, other than liens which will be released at the Closing.

(e) Mechanics’ Liens.  All bills and claims for labor performed and materials furnished to or for the benefit of the Property for all periods prior to the Closing Date have been (or prior to or contemporaneous with the Closing Date will be) paid in full, and on the Closing Date there will be no mechanics’ liens or materialmen’s liens (whether or not perfected) on or affecting the Property.

(f) Litigation.  The Litigation Schedule set forth on Schedule E contains a complete and correct list of all investigations, actions, suits, proceedings or claims pending or, to Seller’s knowledge, threatened in writing against or affecting Seller or the Property, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign (collectively, the “Litigation”), and sets forth, with respect to each such Litigation, the parties to such Litigation, the amount claimed as damages (or other remedies sought) and the status of such Litigation as of the date hereof. Except as set forth on the Litigation Schedule, there is no Litigation.

(g) Underground Storage Tanks.  Except as specifically described in the Underground Storage Tank Disclosure, Seller has no actual knowledge that there are underground storage tanks located on the Property. Seller has not removed, or caused its agents or contractors to remove, any underground storage tanks from the Property.

16.3 Representations and Warranties Regarding Leases, Contracts, and Other Documents.

(a) Leases.

(i) Lease Schedule.  The Lease Schedule contains a complete list of all Leases in effect as of the Effective Date. There are no Leases or other tenancies for any space in the Property other than those set forth on the Lease Schedule. Seller has delivered to Purchaser true and complete copies of each Lease (including all assignments thereof and subleases, if any, and any other agreements between Seller, or an Affiliate of Seller, and a Tenant, or an Affiliate of a Tenant) described in the Lease Schedule.

(ii) Lease Representations.  Except as otherwise disclosed on the Lease Schedule or elsewhere in this Agreement:

(A) to Seller’s actual knowledge, each Lease is in full force and effect, constitutes a legal, valid and binding obligation of the Tenant thereunder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally or equitable considerations which may affect a court’s exercise of its equitable powers, and has not been modified, amended or extended;

(B) the annual or monthly Rent listed opposite the name of each Tenant on the Rent Roll is the amount, including Basic Rent and Additional Rent, actually collected from or billed to such Tenant for the month immediately preceding the date of this Agreement and, except as set forth in the Rent Roll, there is no arrearage in excess of one month;

(C) each Tenant is now in possession of the leased premises under its Lease;

(D) none of the Tenants owes Seller any amounts due for Rent or other charges payable under its Lease or other side letter or agreement and, to the extent any Tenant is delinquent in paying Seller any such amount, the amount of the delinquency is set forth in the Rent Roll;

(E) to Seller’s actual knowledge, none of the Tenants is in default in the performance or observance of any of the material non-monetary covenants or conditions to be kept, observed or performed by it under its Lease and, to the extent Seller has actual knowledge of any such default, the default is described in the Rent Roll;

(F) no renewal, extension or expansion options have been granted to any Tenant except as set forth in such Tenant’s Lease;

(G) no Tenant has an option to purchase the Property, or any part thereof,

(H) no Tenant is entitled to any rebate, rent abatement, concession, deduction or offset, except as set forth (i) in such Tenant’s Lease, and (ii) in the Lease Schedule if any Tenant is entitled to receive any portion of same from and after Closing ;

(I) except as disclosed in the Rent Roll, no Tenant has paid any Rent for a period of more than thirty (30) days in advance;

(J) no Tenant is entitled to receive from Seller, as landlord, any contribution or allowance, either in money or in kind, on account of the construction of its improvements, except as set forth (i) in such Tenant’s Lease, and (ii) in the Lease Schedule if any Tenant is entitled to receive any portion of same from and after Closing ;

(K) there are no oral or written representations or agreements between Seller, or an Affiliate of Seller, and any Tenant, or an Affiliate of such Tenant, except as set forth in the Leases;

(L) Seller has not received from any Tenant under a Lease a written notice of default by Seller in performing any of its obligations as landlord under such Lease or a written notice of violation of any legal requirements, and to Seller’s actual knowledge Seller is not in default in performing any of its obligations as landlord under any of the Leases or in complying with any legal requirements;

(M) all alterations, installations, decorations and other work required to be performed by Seller, as landlord, under the provisions of each Lease set forth on the Lease Schedule have been completed and fully paid for, or will be completed and fully paid for on or before the Closing Date, except to the extent permitted by Section 5.7 hereof;

(N) neither Seller nor any Affiliate of Seller has made a loan or other advance to, or has any ownership interest in, any Tenant or any Affiliate of a Tenant, except that Seller has disclosed to Purchaser that 100% of the member interest in Seller is owned by the MBA, a Tenant in the Building pursuant to a Lease; and

(O) As of the Closing Date, no brokerage commissions, finder’s fee or similar compensation of any kind shall be due in connection with the Leases, including both commissions due with respect to current terms and commissions due upon exercise of options or otherwise, except for any commissions due under Approved Leases, to the extent applicable.

(b) Contracts. The Service Contract Schedule set forth on Schedule D contains a complete and accurate list of all Service Contracts. Seller has delivered to Purchaser true and complete copies of each of the Service Contracts listed on the Service Contract Schedule. Each of such Service Contracts is in full force and effect and has not been modified or amended except as indicated on the Service Contract Schedule. Seller has not received any notice of default of Seller under any Service Contracts that has not been cured and, to its actual knowledge, Seller is not in default under any of the Service Contracts listed on the Service Contract Schedule.

(c) Management Agreement. The Management Agreement will be terminated on the Closing Date so that the Property will be conveyed to Purchaser free of the same.

(d) Leasing Agreement. The Leasing Agreement will be terminated on the Closing Date so that the Property will be conveyed to Purchaser free of the same.

17. Seller’s Disclosures.

17.1 Soil Disclosure.  Pursuant to Section 45-608 of the District of Columbia Code, Seller hereby notifies Purchaser that the soil of the Property as described by the Soil Conservation Service of the United States Department of Agriculture in the Soil Survey of the District of Columbia published in 1976, as the same may be amended from time to time, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is designated as “urban land”. For further information Purchaser can contact a soil testing laboratory, the District of Columbia Department of Environmental Service or the Soil Conservation Service of the Department of Agriculture. The foregoing is given pursuant to District of Columbia statutory requirements and does not constitute a limitation on Purchaser’s right to inspect and study the soil characteristic and condition pursuant to Section 9 of this Agreement.

17.2 Underground Storage Tank Disclosure.  Purchaser hereby acknowledges that, prior to entering into this Agreement, Seller made a disclosure to Purchaser with respect to any underground storage tanks located on the Property of which Seller has knowledge. The form of disclosure is set forth in Exhibit I (the “Underground Storage Tank Disclosure”).

18. Third Party Beneficiaries.

   Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Agreement. All terms and conditions in this Agreement shall be for the sole and exclusive benefit of the parties hereto. This Section 18 shall survive the Closing or termination of this Agreement prior to the Closing Date for any reason whatsoever, and shall be enforceable at any time up to the Limitation Date. Notwithstanding anything to the contrary in this Agreement, (i) Purchaser covenants to use its reasonable commercial efforts to seek and obtain the written consent of the Ground Lessor to the Second Amendment under Section 5(vi) of the MBA’s NDA for the purpose of confirming Ground Lessor’s recognition of the Second Amendment as part of MBA’s Lease for purposes of the MBA’s NDA; (ii) the parties hereto expressly acknowledge and agree that the MBA is a third party beneficiary for purposes of this Section 18 and may enforce this obligation against Purchaser.

19. Further Assurances.  Purchaser and Seller each agree to execute and deliver to the other such further documents or instruments, and take such further actions (at no material unreimbursed expense and with no assumption of liability) as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement, including, without limitation, cooperating in the transfer of warranties and Accepted Contracts that require such further action. The foregoing provisions notwithstanding, with respect to the fifteen year roof Warranty #10044 ( the “Roof Warranty”) issued by Henry Company (“Henry”), Seller will, after Closing, join in any separate transfer documents required by the Henry to complete the transfer of the Roof Warranty, comply with the Section thereof entitled “Conditions of Transfer,” and pay (or reimburse Purchaser for if Purchaser has paid) the warranty transfer fee to Henry and the cost of any repairs and replacements to the roof required by Henry under said Section of the Warranty.  This Section 19 shall survive the Closing Date and shall be enforceable at any time.

20. No Assignment.  he rights of Purchaser under this Agreement cannot be assigned in whole or in part without the prior consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. The foregoing shall not however prohibit the Purchaser from assigning, without the consent of Seller, its rights hereunder to an Affiliate; however, no such assignment shall relieve the Purchaser named herein from continuing liability under this Agreement. Consent by Seller to any assignment of Purchaser’s rights under this Agreement shall not relieve Purchaser of its obligations under this Agreement, regardless of whether such assignment includes an assumption of liability by Purchaser’s assigns.

21. Purchaser’s Authority.  Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the Effective Date and shall be true and correct as of the Closing Date:

(a) The Purchaser is a limited liability company, duly formed and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in the District of Columbia.

(b) Purchaser has the full right, power and authority and has taken all requisite limited liability company action to enter into this Agreement, to purchase the Property and to carry out its obligations as set forth hereunder.
(c) No consent or approval of any person, entity or governmental agency or authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transaction contemplated hereby or the performance by Purchaser of its obligations hereunder.

(d) The execution and delivery by Purchaser of, and the performance and compliance by Purchaser with the terms and provisions of this Agreement, do not violate any of the terms, conditions or provisions of its partnership agreement; any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.

(e) There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any debtor relief laws filed by Purchaser or against Purchaser.

22. Confidentiality.  Prior to the Closing and except as may reasonably be required in connection with the consummation of the transactions contemplated hereby, each party shall keep confidential the details of the transactions contemplated hereby and all documents and other information provided the other party, and will not identify Purchaser or Seller of the Property without the prior consent of the other. The parties may disclose the details of this transaction to its employees, officers, affiliates, professionals engaged by it in connection with the transactions contemplated hereby, but each will require such parties to abide by the foregoing confidentiality provisions. This Section 22 shall survive the termination of this Agreement prior to the Closing Date for any reason whatsoever, and shall be enforceable at any time in the event of such termination. After the Closing Date, each party shall keep confidential all documents and other confidential information provided by the other party, except this Section shall not prohibit or restrict any party  from making any disclosures required by applicable law (including securities laws and the rules and regulations thereunder) or regulatory requirements of any stock exchange. Nor will this Section prohibit or restrict any party from making any disclosures, or require advance notice of any disclosure, of “Non-Confidential Information” (as defined in the next sentence).  For all purposes of this Agreement, the term “Non-Confidential Information” shall mean all of the following  (i) information authorized by the non-disclosing party in writing to be disclosed, (ii) information that, at the time of disclosure or thereafter is in the public domain through no fault of the  disclosing party, including, without limitation, the Offering Memorandum for the sale of the Property prepared by Holliday Fenoglio Fowler, L.P., and any portion thereof, and all information about a party disclosed by the party itself; and (iii)  information and details concerning the economic terms of the purchase of the Building, and any other information and details about or related to  the Building, including, without limitation, the Building’s  physical characteristics, and its economic position and characteristics, such as the lease terms, tenant buildouts, etc. Notwithstanding anything set forth to the contrary herein, after the Closing Date, Purchaser may, without any advance notice to Seller, disclose the terms and conditions of this Agreement and file a copy of this Agreement with the Securities and Exchange Commission (including without limitation as an exhibit to any Forms 8-K, 10-K, 10-Q and 10-K). This Section shall not apply to any press releases, advertisements or other disclosures made in accordance with Section 24.2 of this Agreement.  All references in this Section 22 to a party, or to Seller or Purchaser, shall include all Affiliates of such party.

23. Assumption or Cancellation of Service Contracts.  All Service Contracts (other than the Elevator Contract and the Master Energy Services Contract for electric service with Pepco Energy Services, Inc. (the “Pepco Contract”) which Purchaser elects to have Seller cancel or cause to be cancelled) which are assignable shall be included in the assignment and assumption described in Section 7.1(c) and any costs or fees charged by  the service provider in connection with such assignment shall be prorated at the Closing and thereafter assumed by Purchaser. Notwithstanding the immediately preceding sentence, any fee charged by a service provider to transfer a Service Contract shall be borne by Seller. The Elevator Contract and the Pepco Contract shall be terminated by Seller on or before the Closing Date and any costs or fees charged by the service providers in connection with such termination shall be borne by Seller. Purchaser may also notify Seller in writing on or before the end of the Inspection Period that it wishes Seller to exercise the termination option under Section 8.7 of the garage Lease with Marc Parc, Inc., in which event Purchaser shall assume all obligations in connection with such termination (other than to provide the notice of termination in accordance with such garage lease, which shall be Seller’s sole obligation hereunder) and shall indemnify, defend and hold harmless Seller against all termination fees and liabilities in connection therewith.

24. Miscellaneous.

24.1 Captions and Execution.  The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof. This Agreement shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

24.2 Press Release.  Seller and Purchaser each agrees that before the Closing Date it will not issue any press release, advertisement or other public communication (“Press Release”)with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto, except to the extent required by law. If Seller or Purchaser is required by law to issue such a press release or other public communication before the Closing Date, at least one Business Day before the issuance of the same such party shall deliver a copy of the proposed press release or other public communication to the other party hereto for its review and approval, which approval shall not be unreasonably withheld or delayed. On or after the Closing Date, each party may, without the prior consent of the other party, issue a Press Release with respect to this Agreement and the transactions consummated by this Agreement, provided that, without the prior consent of the other party, no such Press Release shall contain any information, including information about and provided by, the other party,  except (i) the terms and conditions of this Agreement and the transactions consummated by this Agreement, and (ii) Non-Confidential Information.

24.3 Amendment and Merger.  This Agreement may not be changed or terminated orally. This Agreement shall not be deemed to have been merged with the conveyance of title and all covenants, agreements, indemnities, representations and warranties shall survive the Closing for a period of six (6) months except as may be otherwise specifically provided herein. This Section shall not limit the survivability of the Purchaser’s indemnity contained in Section 9.4 hereof.

24.4 Binding.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, personal representatives, heirs and permitted assigns.

24.5 Governing Law; Venue and Limitation Date.  This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (without giving any effect to the principles of conflicts of law). Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof or thereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of the instruments and that each party consulted legal counsel before the execution and delivery hereof. Purchaser and Seller agree that any claim or litigation arising out of this Agreement, or the transaction contemplated hereby, shall be made or brought no later than two (2) years after the Closing Date (“Limitation Date”), except that this Limitation Date shall not apply to any indemnity claim under Section 9.4 hereof. Any litigation arising out of this Agreement shall be brought in the Superior Court of the District of Columbia or in the United States District Court for the District of Columbia, Seller and Purchaser consenting to the venue of such courts. In no event shall Seller be liable after the Closing Date for its breach of any covenant, representation or warranty if such breach was known to Purchaser prior to the Closing Date.

24.6 Entire Agreement.  This Agreement, together with the attached Exhibits A through K and Schedules A through J, contains the entire agreement between the parties and any and all prior understandings, statements, representations and agreements are merged herein and any agreement hereafter made shall be ineffective to change, modify, or discharge this Agreement in whole or in part unless such agreement hereafter made is in writing and signed by the parties hereto.

24.7 Time of Essence.  Purchaser and Seller each agree that time is of the essence with respect to each and every provision of this Agreement.

24.8 No Waiver.  Except as otherwise provided in this Agreement, failure by Purchaser or Seller to insist upon or enforce any rights herein shall not constitute a waiver thereof.

24.9 Partial Invalidity.  If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

24.10 Exclusive Rights.  After the Effective Date, Seller agrees that it will not enter into any form of letter of intent or other agreement for the sale of the Property to a third party so long as this Agreement continues in effect.

24.11 No Offer or Binding Contract.  The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be a legally binding contract or an offer to enter into a legally binding contract. The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Purchaser fully executed and delivered to each other a counterpart of this Agreement.

24.12 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each counterpart shall be deemed an original and all of which together shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

24.13 Joint and Several Liability.  If Purchaser consists of more than one person or entity, their liability under this Agreement shall be (i) joint and several, and (ii) fixed, absolute and continuing upon execution hereof. Each and every representation, warranty, covenant (affirmative, negative or otherwise), agreement, undertaking, obligation, restriction, limitation, waiver and other provision made or incurred by or imposed on the Purchaser hereunder shall be deemed to be the joint and several representation, warranty, covenant, agreement, undertaking, obligation, restriction, limitation or waiver of each entity comprising Purchaser, and each entity comprising Purchaser hereby waives any right of subrogation it may have against the other resulting from liability hereunder until all obligations hereunder have been satisfied. MBA, by its execution of this Agreement, hereby guarantees all of Seller’s obligations and liabilities under this Agreement, and Seller and MBA agree that their liability under this Agreement shall be (i) joint and several, and (ii) fixed, absolute and continuing upon execution hereof. Each and every representation, warranty, covenant (affirmative, negative or otherwise), agreement, undertaking, obligation, restriction, limitation, waiver and other provision made or incurred by or imposed on the Seller hereunder shall be deemed to be the joint and several representation, warranty, covenant, agreement, undertaking, obligation, restriction, limitation or waiver of Seller and MBA.

24.14 Jury Waiver.  Each party hereto waives the right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Agreement or any action between any party hereto and any of their successors, or assigns, under or connected with this Agreement or any of its provisions. This waiver is knowingly, intentionally and voluntarily made by each and every party hereto, ands each of the parties hereto acknowledges that neither such party nor any person acting on behalf of such party has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first above written.

SELLER:

1331 L Street LLC,
a Delaware limited liability company

By:  Mortgage Bankers Association,
Manager and Sole Member

By: /s/ John A.Corson
Name: John A. Courson
Title: President and Chief Executive Officer

PURCHASER:

1331 L Street Holdings, LLC,
a Delaware limited liability company

By: /s/ Andrew Florance
Name: Andrew Florance
Title: Manager

ADDITIONAL PARTIES:

MORTGAGE BANKERS ASSOCIATION,
an Illinois not for profit corporation

By: /s/ John A.Corson
Name: John A. Courson
Title: President and Chief Executive Officer

COSTAR GROUP, INC.,
a Delaware corporation

By: /s/ Andrew Florance
Name:  Andrew Florance
Title:  Chief Executive Officer

ESCROW AGENT

The undersigned Escrow Agent executes this Agreement solely for the purpose of evidencing its agreement to perform the obligations of the Escrow Agent as set forth and contained in the foregoing and annexed Purchase and Sale Agreement, it being understood and agreed that Escrow Agent shall have absolutely no liability for the performance by Seller or Purchaser of their obligations under the Purchase and Sale Agreement.

Old Republic National Title Insurance Company

By:
Name: Christopher Naughten
Title: Vice President